Exhibit 99.1

Sally Beauty Holdings, Inc. Announces the Appointment of Erin Nealy Cox to the Board of Directors

DENTON, Texas—August 4, 2016— Sally Beauty Holdings, Inc. (NYSE: SBH)

The Board of Directors of Sally Beauty Holdings today announced the appointment of Erin Nealy Cox as an independent director effective August 1, 2016. Ms. Nealy Cox will be a member of the Audit Committee of the Board of Directors.

“Erin is a pioneer in the cyber-security field and has been a tremendous asset to the Board as we navigate through the complex world of cyber-security and data protection.” said Bob McMaster, Sally Beauty Holdings Chairman.  “We appreciate her willingness to serve as a director and we look forward to her continued counsel in cyber-security matters and her contribution as an accomplished business leader.”

“I am honored to serve on the Sally Beauty Holdings Board of Directors,” Ms. Nealy Cox said. “I look forward to collaborating with the board and leadership team to build upon the strong foundation of the Company.”

Ms. Nealy Cox served with Stroz Friedberg, a leading global cyber-security, digital risk management and investigations firm, from 2008 until May 2016, and was an Executive Managing Director at Stroz Friedberg, LLC from 2010 until May 2016.  From 2014-2016 she led Stroz Friedberg’s global incident response business.  In this role, Ms. Nealy Cox led a global team of first responders, threat intelligence analysts and malware specialists, assisting corporate clients affected by cyber-attacks, state-sponsored espionage and data breach cases to solve complex and high profile cyber-breaches.  From 2010 to 2014, Ms. Nealy Cox led Stroz Friedberg’s Central Division, where she was responsible for oversight of the digital forensic laboratories, examiners and staff throughout the entire region. From 1999-2008, Ms. Nealy Cox worked for the U.S. Department of Justice, serving as an Assistant United States Attorney for the Northern District of Texas as well as Chief of Staff to the Assistant Attorney General in the Office of Legal Policy in Washington, D.C.  Ms. Nealy Cox graduated with a BBA in Finance from University of Texas at Austin and a JD from SMU School of Law.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.8 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through approximately 5,000 stores, including approximately 175 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, Colombia, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

CONTACT: Sally Beauty Holdings, Inc. Investor Relations
Karen Fugate, 940-297-3877